SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  Schedule 13G
                                 (Rule 13d-102)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
                       TO RULES 13d-1 (b), (c) AND (d) AND
                 AMENDMENTS THERETO FILED PURSUANT TO 13d-2 (b)
                             (Amendment No._______)*



                               Clarus Corporation
--------------------------------------------------------------------------------
                                (Name of Issuer)


                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                   182707 10 9
--------------------------------------------------------------------------------
                                 (CUSIP Number)


                                December 31, 1998
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

        [_]          Rule 13d-1(b)

        [_]          Rule 13d-(c)

        [X]          Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                         (Continued on following pages)







                               Page 1 of 14 Pages
                       Exhibit Index Contained on Page 13

----------------------------------------------------------                     --------------------------------------
CUSIP NO. 182707 10                                               13 G                  Page 2 of 14 Pages
----------------------------------------------------------                     --------------------------------------

------------ ---------------------------------------------------------------------------------------------------------
1            NAME OF REPORTING
             SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                      Hummer Winblad Venture Partners III, L.P. ("HWVP III")
                      Tax ID Number:
------------ ---------------------------------------------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                    (a)   [_]   (b)   [X]
------------ ---------------------------------------------------------------------------------------------------------
3            SEC USE ONLY
------------ ---------------------------------------------------------------------------------------------------------
4            CITIZENSHIP OR PLACE OF ORGANIZATION
             Delaware
------------ ---------------------------------------------------------------------------------------------------------
            NUMBER OF                5        SOLE VOTING POWER
              SHARES                           560,613  shares,  except that HWEP III, the general partner of HWVP III,
           BENEFICIALLY                        and  John  R.  Hummer  ("Hummer"),  Ann  L.  Winblad  ("Winblad"),  Mark
          OWNED BY EACH                        Gorenberg ("Gorenberg") and J. William Gurley ("Gurley"), the members of
            REPORTING                          HWEP III, may be deemed to have shared power to vote these shares.
             PERSON                  -------- ------------------------------------------------------------------------
              WITH                   6        SHARED  VOTING  POWER
                                              See response to row 5.
                                     -------- ------------------------------------------------------------------------
                                     7        SOLE DISPOSITIVE POWER
                                              560,613  shares,  except that HWEP III, the general partner of HWVP III, and Hummer, Winblad,  Gorenberg and Gurley, the members of HWEP III, may be deemed to have shared power to dispose of these shares.
                                     -------- ------------------------------------------------------------------------
                                     8        SHARED DISPOSITIVE POWER
                                              See response to row 7.
------------------------------------ -------- ------------------------------------------------------------------------
9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                       560,613
------------ ---------------------------------------------------------------------------------------------------------
10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*                                                                         [_]
------------ ---------------------------------------------------------------------------------------------------------
11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                    5.29%
------------ ---------------------------------------------------------------------------------------------------------
12           TYPE OR REPORTING PERSON*
                                                                                                    PN
------------ ---------------------------------------------------------------------------------------------------------

                                        * SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------------------------------------------                     --------------------------------------
CUSIP NO. 182707 10                                               13 G                  Page 3 of 14 Pages
----------------------------------------------------------                     --------------------------------------

------------ ---------------------------------------------------------------------------------------------------------

1            NAME OF REPORTING
             SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                      Hummer Winblad Technology Fund III, L.P. ("HWTF III")
                      Tax ID Number:
------------ ---------------------------------------------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                    (a)   [_]   (b)   [X]
------------ ---------------------------------------------------------------------------------------------------------
3            SEC USE ONLY
------------ ---------------------------------------------------------------------------------------------------------
4            CITIZENSHIP OR PLACE OF ORGANIZATION
             Delaware
------------ ---------------------------------------------------------------------------------------------------------
            NUMBER OF                5        SOLE VOTING POWER
              SHARES                          29,506  shares,  except that HWEP III, the general  partner of HWTF III,
           BENEFICIALLY                       and  John  R.  Hummer  ("Hummer"),  Ann  L.  Winblad  ("Winblad"),  Mark
          OWNED BY EACH                       Gorenberg ("Gorenberg") and J. William Gurley ("Gurley"), the members of
            REPORTING                         HWEP III, may be deemed to have shared power to vote these shares.
             PERSON                  -------- ------------------------------------------------------------------------
              WITH                   6        SHARED VOTING POWER
                                              See response to row 5.
                                     -------- ------------------------------------------------------------------------
                                     7        SOLE DISPOSITIVE POWER
                                              29,506  shares,  except that HWEP III, the general  partner of HWTF III, and Hummer, Winblad,  Gorenberg and Gurley, the members of HWEP III, may be deemed to have shared power to dispose of these shares.
                                     -------- ------------------------------------------------------------------------
                                     8        SHARED DISPOSITIVE POWER
                                              See response to row 7.
------------------------------------ -------- ------------------------------------------------------------------------
9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                       29,506
------------ ---------------------------------------------------------------------------------------------------------
10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*                                                                          [_]
------------ ---------------------------------------------------------------------------------------------------------
11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                    0.28%
------------ ---------------------------------------------------------------------------------------------------------
12           TYPE OR REPORTING PERSON*
                                                                                                    PN
------------ ---------------------------------------------------------------------------------------------------------

                                        * SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------------------------------------------                     --------------------------------------
CUSIP NO. 182707 10                                               13 G                  Page 4 of 14 Pages
----------------------------------------------------------                     --------------------------------------

------------ ---------------------------------------------------------------------------------------------------------
1            NAME OF REPORTING
             SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                      Hummer Winblad Equity Partners III, L.L.C. ("HWEP III")
                      Tax ID Number:
------------ ---------------------------------------------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                    (a)   [_]   (b)   [X]
------------ ---------------------------------------------------------------------------------------------------------
3            SEC USE ONLY
------------ ---------------------------------------------------------------------------------------------------------
4            CITIZENSHIP OR PLACE OF ORGANIZATION
             Delaware
------------ ---------------------------------------------------------------------------------------------------------
                                     5        SOLE VOTING POWER
            NUMBER OF                         0 shares
              SHARES                 -------- ------------------------------------------------------------------------
           BENEFICIALLY              6        SHARED VOTING POWER
          OWNED BY EACH                       590,119  shares,  of which  560,613 are  directly  owned by HWVP III and
            REPORTING                         29,506  shares are  directly  owned by HWTF III.  HWEP III,  the general
             PERSON                           partner of HWVP III and HWTF III,  and Hummer,  Winblad,  Gorenberg  and
              WITH                            Gurley,  the members of HWEP III,  may be deemed to have shared power to vote these shares.
                                     -------- ------------------------------------------------------------------------
                                     7        SOLE DISPOSITIVE POWER
                                              0 shares
                                     -------- ------------------------------------------------------------------------
                                     8        SHARED DISPOSITIVE POWER
                                              590,119  shares,  of which  560,613 are  directly  owned by HWVP III and
                                              29,506  shares are  directly  owned by HWTF III.  HWEP III,  the general partner of HWVP III and HWTF III,  and Hummer,  Winblad,  Gorenberg  and
                                              Gurley,  the members of HWEP III,  may be deemed to have shared power to dispose of these shares.
------------------------------------ -------- ------------------------------------------------------------------------
9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                       590,119
------------ ---------------------------------------------------------------------------------------------------------
10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*                                                                         [_]
------------ ---------------------------------------------------------------------------------------------------------
11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                    5.56%
------------ ---------------------------------------------------------------------------------------------------------
12           TYPE OR REPORTING PERSON*
                                                                                                    OO
------------ ---------------------------------------------------------------------------------------------------------

                           *   SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------------------------------------------                     --------------------------------------
CUSIP NO. 182707 10                                               13 G                  Page 5 of 14 Pages
----------------------------------------------------------                     --------------------------------------

------------ ---------------------------------------------------------------------------------------------------------

1            NAME OF REPORTING
             SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                      John R. Hummer ("Hummer")
                      Tax ID Number:
------------ ---------------------------------------------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                    (a)   [_]   (b)   [X]
------------ ---------------------------------------------------------------------------------------------------------
3            SEC USE ONLY
------------ ---------------------------------------------------------------------------------------------------------
4            CITIZENSHIP OR PLACE OF ORGANIZATION
             U.S. Citizen
------------------------------------ -------- ------------------------------------------------------------------------
            NUMBER OF                5        SOLE VOTING POWER
              SHARES                          0 shares
           BENEFICIALLY              -------- ------------------------------------------------------------------------
          OWNED BY EACH              6        SHARED VOTING POWER
            REPORTING                         590,119  shares,  of which  560,613 are  directly  owned by HWVP III and
             PERSON                           29,506 are directly  owned by HWTF III. HWEP III is the general  partner
              WITH                            of HWVP III and HWTF III,  and  Hummer,  a member  of HWEP  III,  may be deemed to have shared power to vote these shares.
                                     -------- ------------------------------------------------------------------------
                                     7        SOLE DISPOSITIVE POWER
                                              0 shares
                                     -------- ------------------------------------------------------------------------
                                     8        SHARED DISPOSITIVE POWER
                                              590,119  shares,  of which  560,613 are  directly  owned by HWVP III and
                                              29,506 are directly  owned by HWTF III. HWEP III is the general  partner of HWVP III and HWTF III,  and  Hummer,  a member  of HWEP  III,  may be deemed to have shared power to dispose of these shares.
------------------------------------ -------- ------------------------------------------------------------------------
9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                       590,119
------------ ---------------------------------------------------------------------------------------------------------
10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*                                                                         [_]
------------ ---------------------------------------------------------------------------------------------------------
11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                    5.56%
------------ ---------------------------------------------------------------------------------------------------------
12           TYPE OR REPORTING PERSON*
                                                                                                    IN
------------ ---------------------------------------------------------------------------------------------------------

                                        * SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------------------------------------------                     --------------------------------------
CUSIP NO. 182707 10                                               13 G                  Page 6 of 14 Pages
----------------------------------------------------------                     --------------------------------------

------------ ---------------------------------------------------------------------------------------------------------
1            NAME OF REPORTING
             SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                      Ann L. Winblad ("Winblad")
                      Tax ID Number:
------------ ---------------------------------------------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                    (a)   [_]   (b)   [X]
------------ ---------------------------------------------------------------------------------------------------------
3            SEC USE ONLY
------------ ---------------------------------------------------------------------------------------------------------
4            CITIZENSHIP OR PLACE OF ORGANIZATION
             U.S. Citizen
------------ ---------------------------------------------------------------------------------------------------------
            NUMBER OF                5        SOLE VOTING POWER
              SHARES                          0 shares
           BENEFICIALLY              -------- ------------------------------------------------------------------------
          OWNED BY EACH              6        SHARED VOTING POWER
            REPORTING                         590,119  shares,  of which  560,613 are  directly  owned by HWVP III and
             PERSON                           29,506 are directly  owned by HWTF III. HWEP III is the general  partner
              WITH                            of HWVP III and HWTF III,  and  Winblad,  a member  of HWEP III,  may be deemed to have shared power to vote these shares.
                                     -------- ------------------------------------------------------------------------
                                     7        SOLE DISPOSITIVE POWER
                                              0 shares
                                     -------- ------------------------------------------------------------------------
                                     8        SHARED DISPOSITIVE POWER
                                              590,119  shares,  of which  560,613 are  directly  owned by HWVP III and
                                              29,506 are directly  owned by HWTF III. HWEP III is the general  partner of HWVP III and HWTF III,  and  Winblad,  a member  of HWEP III,  may be deemed to have shared power to dispose of these shares.
------------------------------------ -------- ------------------------------------------------------------------------
9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                       590,119
------------ ---------------------------------------------------------------------------------------------------------
10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*                                                                         [_]
------------ ---------------------------------------------------------------------------------------------------------
11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                    5.56%
------------ ---------------------------------------------------------------------------------------------------------
12           TYPE OR REPORTING PERSON*
                                                                                                    IN
------------ ---------------------------------------------------------------------------------------------------------

                                        * SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------------------------------------------                     --------------------------------------
CUSIP NO. 182707 10                                               13 G                  Page 7 of 14 Pages
----------------------------------------------------------                     --------------------------------------

------------ ---------------------------------------------------------------------------------------------------------

1            NAME OF REPORTING
             SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                      Mark Gorenberg ("Gorenberg")
                      Tax ID Number:
------------ ---------------------------------------------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                    (a)   [_]   (b)   [X]
------------ ---------------------------------------------------------------------------------------------------------
3            SEC USE ONLY
------------ ---------------------------------------------------------------------------------------------------------
4            CITIZENSHIP OR PLACE OF ORGANIZATION
             U.S. Citizen
------------ ---------------------------------------------------------------------------------------------------------
            NUMBER OF                5        SOLE VOTING POWER
              SHARES                          0 shares
           BENEFICIALLY              -------- ------------------------------------------------------------------------
          OWNED BY EACH              6        SHARED VOTING POWER
            REPORTING                         590,119  shares,  of which  560,613 are  directly  owned by HWVP III and
             PERSON                           29,506 are directly  owned by HWTF III. HWEP III is the general  partner
              WITH                            of HWVP III and HWTF III,  and  Gorenberg,  a member of HWEP III, may be deemed to have shared power to vote these shares.
                                     -------- ------------------------------------------------------------------------
                                     7        SOLE DISPOSITIVE POWER
                                              0 shares
                                     -------- ------------------------------------------------------------------------
                                     8        SHARED DISPOSITIVE POWER
                                              590,119  shares,  of which  560,613 are  directly  owned by HWVP III and
                                              29,506 are directly  owned by HWTF III. HWEP III is the general  partner of HWVP III and HWTF III,  and  Gorenberg,  a member of HWEP III, may be deemed to have shared power to dispose of these shares.
------------------------------------ -------- ------------------------------------------------------------------------
9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                       590,119
------------ ---------------------------------------------------------------------------------------------------------
10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*                                                                         [_]
------------ ---------------------------------------------------------------------------------------------------------
11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                    5.56%
------------ ---------------------------------------------------------------------------------------------------------
12           TYPE OR REPORTING PERSON*
                                                                                                    IN
------------ ---------------------------------------------------------------------------------------------------------

                           *   SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------------------------------------------                     --------------------------------------
CUSIP NO. 182707 10                                               13 G                  Page 8 of 14 Pages
----------------------------------------------------------                     --------------------------------------

------------ ---------------------------------------------------------------------------------------------------------
1            NAME OF REPORTING
             SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                      J. William Gurley ("Gurley")
                      Tax ID Number:
------------ ---------------------------------------------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                    (a)   [_]   (b)   [X]
------------ ---------------------------------------------------------------------------------------------------------
3            SEC USE ONLY
------------ ---------------------------------------------------------------------------------------------------------
4            CITIZENSHIP OR PLACE OF ORGANIZATION
             U.S. Citizen
------------ ---------------------------------------------------------------------------------------------------------
            NUMBER OF                5        SOLE VOTING POWER
              SHARES                          0 shares
           BENEFICIALLY              -------- ------------------------------------------------------------------------
          OWNED BY EACH              6        SHARED VOTING POWER
            REPORTING                         590,119  shares,  of which  560,613 are  directly  owned by HWVP III and
             PERSON                           29,506 are directly  owned by HWTF III. HWEP III is the general  partner
              WITH                            of HWVP III and HWTF III,  and  Gurley,  a member  of HWEP  III,  may be deemed to have shared power to vote these shares.
                                     -------- ------------------------------------------------------------------------
                                     7        SOLE DISPOSITIVE POWER
                                              0 shares
                                     -------- ------------------------------------------------------------------------
                                     8        SHARED DISPOSITIVE POWER
                                              590,119  shares,  of which  560,613 are  directly  owned by HWVP III and
                                              29,506 are directly  owned by HWTF III. HWEP III is the general  partner of HWVP III and HWTF III,  and  Gurley,  a member  of HWEP  III,  may be deemed to have shared power to dispose of these shares.
------------------------------------ -------- ------------------------------------------------------------------------
9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                       590,119
------------ ---------------------------------------------------------------------------------------------------------
10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*                                                                         [_]
------------ ---------------------------------------------------------------------------------------------------------
11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                    5.56%
------------ ---------------------------------------------------------------------------------------------------------
12           TYPE OR REPORTING PERSON*
                                                                                                    IN
------------ ---------------------------------------------------------------------------------------------------------

                           *   SEE INSTRUCTIONS BEFORE FILLING OUT!

                                                                    Page 9 of 14
ITEM 1(A).        NAME OF ISSUER

                  Clarus Corporation

ITEM 1(B).        ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES

                  3970 Johns Creek Court, Suite 100
                  Suwanee, Georgia 300024

ITEM 2(A).        NAME OF PERSONS FILING

                  This Statement is filed by Hummer Winblad Venture Partners III, L.P., a Delaware limited partnership ("HWVP III"), Hummer Winblad Technology Fund III, L.P., a Delaware limited partnership ("HWTF III"), Hummer Winblad Equity Partners III, L.P., a Delaware limited liability company ("HWEP III"), John
                  R. Hummer ("Hummer"), Ann L. Winblad ("Winblad"), Mark Gorenberg ("Gorenberg") and J. William Gurley ("Gurley"). The foregoing entities and individuals are collectively referred to as the "Reporting Persons."

                  HWEP III is the general partner of HWVP III and HWTF III, and may be deemed to have indirect beneficial ownership of shares of the issuer directly owned by HWVP III and HWTF III. Hummer, Winblad, Gorenberg and Gurley are members of HWEP III and may be deemed to have indirect beneficial ownership of shares of the issuer directly owned by HWVP III and HWTF III.

ITEM 2(B).        ADDRESS OF PRINCIPAL OFFICE

                  The address for each of the Reporting Persons is:

                  Hummer Winblad Venture Partners
                  2 South Park, 2nd Floor
                  San Francisco, California  94107

ITEM 2(C)         CITIZENSHIP

                  HWVP III and HWTF III, are Delaware limited partnerships. HWEP III is a Delaware limited liability company. Hummer, Winblad, Gorenberg and Gurley are United States citizens.


ITEM 2(D) AND (E).                 TITLE OF CLASS OF SECURITIES AND CUSIP NUMBER

                  Common Stock
                  CUSIP # 182707 10 1

ITEM 3.           Not Applicable

ITEM 4.           OWNERSHIP

                  The following information with respect to the ownership of the Common Stock of the issuer by the persons filing this Statement is provided as of December 31, 1998:

                  (a)      Amount beneficially owned:

                           See Row 9 of cover page for each Reporting Person.

                  (b)      Percent of Class:

                           See Row 11 of cover page for each Reporting Person.

                  (c)      Number of shares as to which such person has:

                           (i)      Sole power to vote or to direct the vote:

                                    See Row 5 of cover  page for each  Reporting
                                    Person.

                           (ii)     Shared power to vote or to direct the vote:

                                    See Row 6 of cover  page for each  Reporting
                                    Person.

                           (iii) Sole power to dispose or to direct the disposition of:

                                    See Row 7 of cover  page for each  Reporting
                                    Person.

                           (iv) Shared power to dispose or to direct the disposition of:

                                    See Row 8 of cover  page for each  Reporting
                                    Person.

ITEM 5.           OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

                  Not applicable.

ITEM 6.           OWNERSHIP  OF MORE THAN  FIVE  PERCENT  ON  BEHALF OF  ANOTHER
                  PERSON.

                                    Under certain circumstances set forth in the
                  limited partnership agreements of HWVP III and HWTF III and the limited liability company agreement of HWEP III, the general and limited partners or members, as the case may be, of each of such entities may be deemed to have the right to receive dividends from, or the proceeds from, the sale of shares of the issuer owned by each such entity of which they are a partner.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

                  Not applicable.

ITEM 8.           IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

                  Not applicable

ITEM 9.           NOTICE OF DISSOLUTION OF GROUP.

                  Not applicable

ITEM 10.          CERTIFICATION.

                  Not applicable

                                   SIGNATURES

                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:  April 7, 1999

                           /s/ John R. Hummer
                           -----------------------------------------------------
                           John R. Hummer, individually, and on behalf of HWVP III, in his capacity as a managing member of HWEP III, the general partner of HWVP III, on behalf of HWTF III, in his capacity as a managing member of HWEP III, the general partner of HWTF III, and on behalf of HWEP III in his capacity as a managing member thereof.




                           /s/ Ann L. Winblad
                           -----------------------------------------------------
                           Ann L. Winblad



                           /s/ Mark Gorenberg
                           -----------------------------------------------------
                           Mark Gorenberg



                           /s/ J. William Gurley
                           -----------------------------------------------------
                           J. William Gurley

                                  EXHIBIT INDEX


                                                                      Found on
                                                                    Sequentially
Exhibit                                                            Numbered Page
-------                                                            -------------

Exhibit A:  Agreement of Joint Filing                                   14

                                    EXHIBIT A


                            Agreement of Joint Filing

                  The undersigned hereby agree that a single Schedule 13G (or any amendment thereto) relating to the Common Stock Clarus Corporation shall be filed on behalf of each of the undersigned and that this Agreement shall be filed as an exhibit to such Schedule 13G.

Date:  April 7, 1999

                           /s/ John R. Hummer
                           -----------------------------------------------------
                           John R. Hummer, individually, and on behalf of HWVP III, in his capacity as a managing member of HWEP III, the general partner of HWVP III, on behalf of HWTF III, in his capacity as a managing member of HWEP III, the general partner of HWTF III, and on behalf of HWEP III in his capacity as a managing member thereof.




                           /s/ Ann L. Winblad
                           -----------------------------------------------------
                           Ann L. Winblad




                           /s/ Mark Gorenberg
                           -----------------------------------------------------
                           Mark Gorenberg




                           /s/ J. William Gurley
                           -----------------------------------------------------
                           J. William Gurley